EXHIBIT 10.2

DRIVEN BRANDS HOLDINGS INC.

2021 Omnibus Incentive Plan

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is entered into as of [ DATE ] (the “Date of Grant”), by and between Driven Brands Holdings Inc., a Delaware corporation (the “Company”), and ________ (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Driven Brands Holdings Inc. 2021 Omnibus Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which restricted stock units subject to service- and performance-vesting criteria (“PSUs”) may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the PSUs provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.            Grant of Performance-Based Restricted Stock Units.

(a)          Grant. The Company hereby grants to the Participant _____ PSUs (the “Target PSUs”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. As more fully described in Section 2, each PSU represents the right to receive one share of Common Stock, subject to (i) the achievement of the applicable performance goals described in Section 2 and (ii) the Participant’s continued employment or service with the Company through and including the Vesting Date (as defined below).

(b)          Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.            Calculation of Amount Earned; Settlement.

(a)          The total number of PSUs earned, if any, shall be the amounts earned (rounded to the nearest integer) in respect of each of the performance metrics for the applicable Performance Period as set forth in the chart below.

Performance Level	Cumulative Adjusted EBITDA	Relative TSR	Performance Multiplier
Below Threshold	Less than 90% of target	Less than the 25th Percentile	0%

Threshold	90% of target	25th Percentile	50%
Target	100% of target	50th Percentile	100%
Maximum	Greater than or equal to 110% of target	Greater than or equal to the 75th Percentile	200%

*Subject to adjustments as determined by the Committee in accordance with this Agreement and the Plan, the Cumulative Adjusted EBITDA target is $[ ]. No PSUs shall be earned in respect of a performance metric if the Company’s performance is less than the Threshold level. If the performance level in respect of a performance metric is between Threshold and Target, or between Target and Maximum set forth above, then the Performance Multiplier for that performance metric is determined by linear interpolation.

(b)          60% of the Target PSUs shall be earned (from 0-200%) in accordance with the Performance Multiplier determined above based on performance compared to the Cumulative Adjusted EBITDA metric, and 40% of the Target PSUs shall be earned (from 0-200%) in accordance with the Performance Multiplier determined above based on performance compared to the Relative TSR metric. The Performance Multiplier shall be determined independently for each performance metric.

For illustrative purposes only: if the Cumulative Adjusted EBITDA metric were achieved at 95% of the Target level, and the Relative TSR metric were achieved at 105% of the Target Level, then:

(i)          The Performance Multiplier for the Cumulative Adjusted EBITDA metric would be 75%, and thus 45% of the Target PSUs (i.e., 75% x 60%) would be earned; and

(ii)         The Performance Multiplier for the Relative TSR metric would be 150%, and thus an additional 60% of the Target PSUs (i.e., 150% x 40%) would be earned (for a total of 105% of the Target PSUs that would be earned.

(c)          Pursuant to its authority under the Plan, the Committee may in its discretion make appropriate adjustments (i) in the Cumulative Adjusted EBITDA target (which may be adjusted annually or at other relevant times) to reflect any changes in business of the Company and its Subsidiaries during the Performance Period, including without limitation, any or all acquisitions or divestitures, or (ii) in determining TSR to reflect any changes in capitalization of the Company or any company in the Peer Group (e.g., spin-offs, stock splits), or (iii) in the event of a Change in Control of the Company, and otherwise shall in its discretion make all determinations required under this Agreement. If any of the companies in the Peer Group is acquired and ceases to be publicly traded during the Performance Period, any such company shall be removed from the Peer Group (and treated as if it was never in the Peer Group). If any of the foregoing companies files for (or is otherwise placed into) bankruptcy during the Performance Period, any such company’s TSR shall be treated as having (or being tied for having) the lowest TSR in the Peer Group for the Performance Period.

2

(d)           For purposes of this Agreement:

(i)          “Cumulative Adjusted EBITDA” means, for the Performance Period, earnings before interest expense, income tax expense, and depreciation and amortization, with further adjustments for acquisition-related costs, straight-line rent, equity compensation, loss on debt extinguishment and certain non-recurring, non-core, infrequent or unusual charges.

(ii)         “Ending Share Price” shall mean, with respect to any particular company, the VWAP of such company’s common stock for the last 90 trading days of the Performance Period.

(iii)        “Initial Share Price” shall mean (A) with respect to any particular company (other than the Company), the VWAP of such company’s common stock for the last 90 trading days prior to the first day of the Performance Period, and (B) with respect to the Company, $22.00 per share.

(iv)        “Peer Group” means each of the constituent companies that comprise the S&P MidCap 400 Index as of the Date of Grant, as adjusted pursuant to Section 2(c).

(v)         “Performance Period” means (A) with respect to the Cumulative Adjusted EBITDA metric, the period beginning on the first day of the Company’s 202x fiscal year (________________ xx, 202x) and ending on the last day of the Company’s 202x fiscal year (December xx, 202x), and (B) with respect to the Relative TSR metric, the period beginning on _________________ xx, 202x and ending on December xx, 202x.

(vi)         “Relative TSR” shall mean the percentile rank of the Company’s TSR determined by dividing (x) the Company’s numerical position in the ranking of the TSRs calculated for each company in the Peer Group as of the end of the Performance Period (ranking by lowest to highest TSR) by (y) the total number of companies included in the Peer Group as of the end of the Performance Period, rounding to the nearest hundredth.

(vii)       “TSR” shall mean, with respect to any one company, the product of (1) the quotient obtained by dividing (x) the Ending Share Price minus the Initial Share Price (assuming all dividends and other distributions made on such share are reinvested), by (y) the Initial Share Price, multiplied by (2) 100.

(viii)      “VWAP” means, for any particular company, the volume weighted averages of the trading prices of such company’s common stock on the applicable securities exchange on which such shares are traded (as reported by Bloomberg or, if not reported thereby, in another authoritative source selected by the Company).

(e)          Subject to Section 4, each earned PSU shall be settled within 15 days following the Vesting Date in shares of Common Stock.

3.            Dividend Equivalents. In the event of any issuance of a cash dividend on the shares of Common Stock (a “Dividend”), the Participant shall be credited, as of the payment date for such Dividend, with an amount (a “Dividend Equivalent”) equal to the product of (i) the number of Target PSUs granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per share. The aggregate amount of the Dividend Equivalents (as adjusted to reflect the earned PSUs) (the “Distributable Amount”) shall be distributed to the Participant in connection with the settlement

3

of the earned PSUs either in cash or, at the discretion of the Committee, in a number of shares of Common Stock with a Fair Market Value (as determined on the Vesting Date) equal to the Distributable Amount. To the extent any PSUs are forfeited prior to vesting, the corresponding Dividend Equivalents in respect thereof shall be forfeited immediately thereupon.

4.            Termination of Employment or Services. If the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates terminates for any reason prior to the last day of the Performance Period (the “Vesting Date”), all PSUs shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

5.            Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the PSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the PSUs and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

6.            Compliance with Legal Requirements.

(a)          Generally. The granting and settlement of the PSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)          Tax Withholding. Vesting and settlement of the PSUs shall be subject to the Participant’s satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the PSUs or otherwise the amount of any required withholding taxes in respect of the PSUs, their settlement or any payment or transfer of the PSUs or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts), including the right to sell the number of shares of Common Stock that would otherwise be available for delivery upon settlement of the PSUs necessary to generate sufficient proceeds to satisfy withholding obligations. The Participant may elect to satisfy, and the Company may in all events require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be deliverable to the Participant upon settlement of the PSUs with a Fair Market Value equal to such withholding liability.

7.            Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the PSU award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by, serving as a director of, or otherwise providing services to the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, or violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Subsidiary (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized

4

thereafter on the vesting or settlement of the PSUs, the sale or other transfer of the PSUs, or the sale of shares of Common Stock acquired in respect of the PSUs (provided that the PSUs vested during the 12-month period immediately prior to the Participant’s adverse activity), and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the PSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall promptly repay any such excess amount to the Company. To the extent required by applicable law or the rules and regulations of the NASDAQ or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the PSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

8.            Miscellaneous.

(a)          Transferability. The PSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 14(b) of the Plan. Any attempted Transfer of the PSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the PSUs, shall be null and void and without effect.

(b)          Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)          Section 409A. The PSUs are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the PSUs will not be subject to interest and penalties under Section 409A.

(d)          General Assets. All amounts credited in respect of the PSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e)          Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel at the Company’s principal executive office.

5

(f)            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g)          No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h)          Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock, or whether such fractional shares of Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i)           Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(j)           Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(k)          Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 11 or 13 of the Plan.

(l)           Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)          Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the PSUs shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective 10 days after such mailing.

6

(ii)         Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(m)         Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(n)          Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(o)          Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(p)          Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Remainder of page intentionally blank]

7

IN WITNESS WHEREOF, this Performance-Based Restricted Stock Unit Award Agreement has been executed by the Company and the Participant as of the day first written above.

DRIVEN BRANDS HOLDINGS INC.

By:
Name: Title:

PARTICIPANT

Insert Name

[Signature Page to Performance-Based Restricted Stock Unit Award Agreement]